EXHIBIT 15



                                        May 3, 1995

          The Dow Chemical Company
          Attention:  General Counsel
          2030 Willard H. Dow Center
          Midland, Michigan  48674

                    Re:  Nonexclusive List of Agreements to be
                         Reached Prior to Stock Purchase

          Dear Sirs:

                    In order to expedite the execution of the Stock Purchase Agreement and the Agreement and Plan of Merger, The Dow Chemical Company ("DCC"), Marion Merrell Dow Inc. ("MMD"), and Merrell Dow Pharmaceuticals Inc. ("MDPI") agree that between the date of this letter and the purchase of DCC's Shares pursuant to the Stock Purchase Agreement, the parties shall use best efforts to reach definitive agreements on, but not limited to, the matters listed below to the extent that such agreements have not been reached on or prior to the date hereof:

                    (i) DCC's assistance in transferring to
               MMD or MDPI all technology owned by or licensed to MMD or MDPI;

                    (ii) confirmation of ownership of
               intellectual property rights of MMD, MDPI and DCC;

                    (iii) the grant to MMD or MDPI by DCC of
               an option for a non-exclusive, worldwide license to certain DCC patents relating to a fiber optic probe and related technologies;

                    (iv) the ownership and cross-licensing by
               MMD or MDPI and DCC of future inventions and developments relating to technology developed in connection with the Master Service Agreements, dated December 2, 1989, or the Manufacturing Agreement between DCC and MDPI, dated April 1, 1992, both as amended;

                    (v) MMD's ability to use DCC's
               Indianapolis toxicology laboratories on a nonexclusive basis;

                    (vi) Dow's acknowledgement of MMD's or
               MDPI's ownership of the results of the
               engineering work performed for DCC relating to the construction of a new plant for AllerVax
               (R) products;

                    (vii) the provision of services to Dow
               Italia S.p.A. at the Garessio plant relating to the milling of cholestyramine;

                    (viii) the extension of the term of the
               Methocel Supply Agreement dated October 1, 1993 between MMD and DCC for three (3) years from the end of its existing term;

                    (ix) to the extent required, the continuation
               of non-manufacturing services currently provided by Dow Italia S.p.A. to Gruppo Lepetit S.p.A. under the Manufacturing Services Agreement dated December
               21, 1990, as amended; and

                    (x) such other matters as either MMD or DCC may
               desire.

                    If the parties are unable to reach agreement on any of the above matters after using good faith efforts to do so, such unresolved matters shall be referred to Klaus Schmieder of H Pharma Acquisition Corp. and Enrique Falla of DCC for resolution.

          MARION MERRELL DOW INC.       MERRELL DOW PHARMACEUTICAL INC.

          By: /s/ Charles D. Dalton     By: /s/ Charles D. Dalton
          Name:  Charles D. Dalton      Name:  Charles D. Dalton
          Title: Vice President         Title: Vice President

          Acknowledged and Agreed:

          THE DOW CHEMICAL COMPANY

          By: /s/ Jane M. Gootee
          Name:  Jane M. Gootee
          Title: Manager, Financial Law